 Exhibit (k)(2)

AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

This AMENDMENT (the "Amendment") is made as of December 19, 2012 (the “Effective Date”), by and between BLACKROCK PREFERRED PARTNERS LLC, a Delaware Limited Liability Company (the “Fund”), and THE BANK OF NEW YORK MELLON, through its Alternative Investment Services group (the “BNYM-AIS”).

BACKGROUND

A.	The Fund and BNYM-AIS are parties to an Administrative Services Agreement dated as of August 12, 2011, as amended to date (the “Agreement”), pursuant to which BNYM-AIS provides no anti-money laundering, OFAC or other investor due diligence (collectively, “AML”) services on behalf of the Fund.

B.	The Fund desires for BNYM-AIS to provide AML services to the Agreement, and BNYM-AIS agrees to provide such AML services, subject to the terms of this Amendment.

C.	The parties desire to add the AML services to the Agreement and to make other changes to the services as described herein.

D.	This Background section is hereby incorporated by reference in and made a part of this Amendment.

TERMS:

Intending to be legally bound, the parties hereby agree that:

1.      As of the Effective Date, the following sentence shall be added to the end of Section 5(d) of the Agreement:

“In the event the Fund utilizes the AML Services described herein, BNYM-AIS will maintain records relating to this service as follows: (i) the shorter of (A) at least five (5) years from the date the subscriber liquidates its investment in the Fund, or (B) such time as the Fund converts to a successor administrator with a corresponding transfer of such records by BNYM-AIS; or (ii) in the case of a liquidation of the Fund, the shorter of (A) for at least five (5) years from the date the Fund liquidates or (B) until such records are transferred by BNYM-AIS to the Fund’s appointed liquidator or another designated Fund agent.”

2.      As of the Effective Date, the following shall be added to Section 5 of the Agreement:

“q.  BNYM-AIS shall provide, the anti-money laundering services described in Schedule I hereto (the “AML Services”) with respect to Subscribers (or a class of

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Subscribers) identified by the Fund to BNYM-AIS via Instructions from time to time, subject to the terms and conditions of this Agreement and the following additional terms and conditions, provided however, that with respect to Subscribers admitted to the Fund prior to the effective date of this Agreement (“Existing Subscribers”), the Fund directs BNYM-AIS that it shall not perform the AML Services for the Existing Subscribers at any time except for the monitoring and reporting services that form a component of the AML Services described in Schedule I hereto, and then only with respect to Existing Subscribers (or a class of Existing Subscribers) identified by the Fund to BNYM-AIS via Instructions from time to time:

(i)  BNYM-AIS does not warrant that (x) its performance of AML Services will achieve any particular intended result, (y) that its performance will satisfy any legal obligations of the Fund, or (z) that it will detect all possible instances of money laundering or transactions involving money laundering or other unlawful activities. EXCEPT AS EXPRESSLY PROVIDED HEREIN, BNYM-AIS MAKES no warranties, express or implied, including but not limited to, implied warranties of merchantability and fitness for A particular purpose, WITH RESPECT TO AML SERVICES.

(ii)  The Fund shall provide each relevant subscription agreement to BNYM-AIS a reasonable time before accepting any initial payment from an investor/subscriber (“Subscriber”), and shall not accept any such payment unless and until BNYM-AIS shall have completed the AML Services with respect to such Subscriber. The Fund shall be deemed to have provided a subscription agreement to BNYM-AIS a reasonable time before accepting any initial payment from a Subscriber if it is provided to BNYM-AIS on or before a Subscriber’s deadline for submitting a subscription agreement set forth from time to time in the Fund’s Offering Materials. BNYM-AIS shall perform the AML Services promptly after receiving any such subscription agreement and shall not unreasonably delay the performance of such AML Services. BNYM-AIS agrees to use its reasonable best efforts to complete the AML Services by the date on which the Fund intends to accept Subscribers’ monthly subscriptions, as disclosed in the Fund’s Offering Materials from time to time. BNYM-AIS may assume the authenticity and accuracy of any document provided by a Subscriber without verification unless in the sole discretion of BNYM-AIS the same on its face appears not to be genuine. In the event of delay or failure by the Subscriber to produce any information required by the subscription agreement or by BNYM-AIS in providing the AML Services, BNYM-AIS may refuse to accept the subscription and the subscription monies related thereto or may refuse to allow a redemption until proper information has been provided. The Fund shall instruct BNYM-AIS not to accept any payment on behalf of the Fund from a Subscriber or pay on behalf of the Fund any redemption or repurchase proceeds to a Subscriber if the Fund determines that such acceptance or payment would violate any anti-money laundering laws applicable to the Fund. In the event any initial payment from a Subscriber is sent to an account other than an account of the Fund maintained at BNYM-AIS or BNYM Affiliate, (A) the Fund shall promptly notify BNYM-AIS of the receipt of such payment, (B) the Fund shall not invest such payment until BNYM-

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AIS has completed the AML Services with respect to such Subscriber, which BNYM-AIS agrees to complete promptly upon receiving notice from the Fund in accordance with subparagraph (A) of this subparagraph (ii) and (C) the Fund shall indemnify and hold BNYM-AIS harmless in accordance with the terms of this Agreement with respect to any such payment that is invested prior to BNYM-AIS’s completion of the AML Services and acceptance of the subscription therefor provided that BNYM-AIS has used its reasonable best efforts to promptly complete the AML Services upon receiving notice from the Fund in accordance with subparagraph (A) of this subparagraph (ii).

(iii)  BNYM-AIS shall provide prompt notice to the Fund of any potential subscriber with respect to whom BNYM-AIS has anti money laundering concerns based on the performance of the AML Services.

(iv)  BNYM-AIS is providing the AML Services based on the representation and warranty of the Fund, which shall be deemed continued and repeated on each day on which BNYM-AIS provides such services, that the AML Services together with the activities of the Fund in accordance with its internal policies, procedures and anti money laundering controls shall together satisfy all the requirements of the laws with respect to money laundering applicable to BNYM-AIS and the Fund.

(v)  Upon request, BNYM-AIS shall provide to the Board, the Fund’s Chief Compliance Officer and/or the Fund’s Anti-Money Laundering Compliance Officer (each as identified to BNYM-AIS from time to time) a written summary of BNYM-AIS’s anti-money laundering compliance procedures applicable to its performance of the AML Services.

(vi)  For the avoidance of doubt, this Section 5(q) shall apply only in respect of those Subscribers and Existing Subscribers identified by the Fund to BNYM-AIS via Instructions from time to time. BNYM-AIS and the Fund acknowledge and agree that broker-dealers selling the Fund’s Shares to their customers who are Subscribers may agree to provide anti-money laundering services in respect of such Subscribers and that in such circumstances BNYM-AIS will not provide the AML Services in respect of such Subscribers and this Section 5(q) shall have no application whatsoever to such Subscribers or the Fund’s acceptance and investment of their subscription funds.

(vii)  In the event of any failure by BNYM-AIS to provide any of the AML Services in accordance with its Standard of Care set forth in Section 7 of this Agreement and not otherwise, BNYM-AIS’s liability shall be limited to the lesser of (x) the actual direct money damages suffered by the Fund as a direct result of such failure and (y) the amount paid by the Fund under this Agreement during the twelve (12) months immediately preceding the month in which the event giving rise to such liability occurred. Any action brought against BNYM-AIS or its affiliates for claims hereunder must be brought within one year following the date on which such claim accrues.”

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3.      As of the Effective Date, Schedule 1 to the Agreement shall be deleted in its entirety and replaced with Schedule I as attached hereto.

4.                  Miscellaneous.

(a)                Capitalized terms not defined in this Amendment have their respective meanings as defined in the Agreement.

(b)               As compensation for services rendered by BNYM-AIS under this Amendment, the Fund will pay to BNYM-AIS such fees and expenses as may be agreed to from time to time in writing by the Fund and BNYM-AIS.

(c)                As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(d)               The Agreement, as amended hereby, together with its Exhibits and Schedules, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(e)                This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(f)                If any provision of the Agreement including this Amendment is found to be invalid, illegal or unenforceable, no other provision of this contract shall be affected and all other provisions shall be enforced to the full extent of the law.

(g)               This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

BLACKROCK PREFERRED PARTNERS LLC

By: /s/ Scott Hilton

Name: Scott Hilton

Title: Assistant Treasurer

THE BANK OF NEW YORK MELLON

By: /s/ Gregg Scheuing

Name: Gregg Scheuing

Title: Managing Director

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Schedule 1

BNYM-AIS will provide the following services if required with respect to the Fund:

Accounting Services:

a.	Journalize investment, capital and income and expense activities;
b.	Record and verify investment buy/sell trade tickets and other transactions when received from the Investment Advisor into the accounting systems;
c.	Maintain individual ledgers and, if applicable, related sub-ledgers for investment securities on agreed-upon accounting systems;
d.	Maintain historical tax lots for each security;
e.	Record and reconcile corporate action activity and all other capital changes;
f.	Reconcile cash and investment balances of the Fund with the Fund’s custodian(s), and provide Investment Advisor with the beginning cash balance available for investment purposes on a T + 1 basis as agreed upon by both parties;
g.	Calculate contractual expenses, including management fees, as applicable, in accordance with the Fund’s Organizational Documents;
h.	Post to and prepare, by such date and time as mutually agreed upon by the parties, the Fund’s statement of assets and liabilities and statement of operations in U.S. dollar terms or such other currencies to the extent that a Fund is denominated in another currency;
i.	Monitor the expense accruals and notify Investment Advisor or a designee of the Fund of any proposed adjustments;
j.	Control all disbursements and authorize such disbursements, in each case, upon receipt of Instructions;
k.	Calculate capital gains and losses, and income and expenses in accordance with the Fund’s organizational documents;
l.	Determine net income
m.	Determine applicable foreign exchange gains and losses on payables and receivables;
n.	Subject to the terms of the Agreement: in respect of investments in other investment funds, obtain monthly prices (i.e, net asset value, or if the net asset value is unavailable, the net rate of return) from the underlying fund’s administrator, manager or general partner (or its designee); for any other investment, upon direction of the Investment Advisor, obtain security market quotes, currency exchange rates or other pricing information from independent pricing services to calculate the market value of the Fund's investments in accordance with the applicable pricing and fair valuation policies or guidelines provided by the Fund to BNYM, provided that BNYM does not inform the Fund that it is either unable or unwilling to comply with such policies or procedures;;
o.	Transmit or mail a copy of the portfolio valuation as agreed upon by each Investment Advisor and BNYM;

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p.	Compute monthly actual rate of return and Fund level net asset value upon receipt of the final value of the Fund’s investments in accordance with the applicable pricing and fair valuation procedures of the Fund, and in accordance with procedures as agreed upon in writing by Investment Advisor and BNYM;
q.	Arrange for the calculation of the issue and repurchase prices of Shares in the Fund in accordance with the Fund’s Organizational Documents;
r.	As appropriate, compute yields, total return, expense ratios, and portfolio turnover rates;
s.	Provide the Fund’s auditor with audit-related and such other information as directed by Investment Advisor

Administration Services:

a.	Prepare monthly security transaction listings;
b.	Supply various normal and customary Fund statistical data as requested, as well as reports or automated files as mutually agreed between the parties, on an ongoing basis;
c.	Prepare the annual and semi-annual reports of the Fund (including Forms N-CSR, N-SAR, N-PX, or any successor forms), as well at the Fund’s quarterly portfolio holdings report required to be filed with the Securities and Exchange Commission on Form N-Q (or any successor form);
d.	Prepare and coordinate the printing and distribution of the Fund’s annual and semi-annual shareholder reports until the Investment Advisor or the Fund notifies BNYM that it shall no longer require such services;
e.	Perform such additional administrative services relating to the administration of the Fund as may subsequently be agreed upon in writing between Investment Advisor, the Fund and BNYM at such fees as the parties agree.

Unclaimed Property Services.

(A) Subject to the further provisions of this Agreement, BNYM shall employ commercially reasonable measures to comply on behalf of a Fund with the unclaimed property laws and regulations of the States and Territories of the United States (as defined below) ("Unclaimed Property Laws") with respect to Eligible Property (as defined below). In connection with its performance of the foregoing services ("Unclaimed Property Services"), BNYM and its subcontractors shall be entitled to rely on the advice of counsel with respect to the unclaimed property laws and shall not be liable for conduct undertaken in accordance with such advice. For purposes of the foregoing:

(i) "States and Territories of the United States" means the states of the United States of America, the District of Columbia, Guam, Puerto Rico, U.S. Virgin Islands and any territory or commonwealth of the United States of America with a formal local government substantially equivalent to a state government which subsequent to the Effective Date adopts a statute substantially similar to the Uniform Unclaimed Property Act of 1995 (or its then current successor).

(ii) "Eligible Property" means property beneficially owned by a person or entity other than a Fund and held in a bank account maintained by BNYM for or on behalf of the Fund, or property held in a Fund shareholder account, which is (x) subject to reporting or escheat under an Unclaimed Property Law, (y) of a nature or type or classification reasonably related to the services performed by BNYM under this Agreement (such as cash amounts representing non-negotiated dividend checks and shares in abandoned shareholder accounts), and (z) under the control of BNYM.

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(B) BNYM shall have no liability for any Loss arising (i) with respect to Eligible Property deemed abandoned or unclaimed before the Effective Date but not reported or delivered to the applicable jurisdiction as required by an Unclaimed Property Law; (ii) from any inaccuracy in, or from the absence of any data or information from, any records of the Fund provided to BNYM and used to perform the Unclaimed Property Services, including without limitation absences due to the failure to record the occurrence or non-occurrence of events relevant to an Unclaimed Property Law; (iii) from any other failure of any party, other than BNYM pursuant to this Section 3(c), to comply with an Unclaimed Property Law or to perform a service required for accurate, timely and complete future compliance with an Unclaimed Property Law (collectively, "Compliance Failures"). BNYM will in good faith seek to respond in a reasonable manner to Compliance Failures of which it becomes aware, but shall have no liability for any course of conduct undertaken in accordance with the foregoing. The applicable Fund alone shall be exclusively liable for and shall directly pay any fines, penalties, interest or other monetary liability, payment obligations or remediation requirements that arise due to a Compliance Failure. Notwithstanding any other provision of the Agreement, the applicable Fund shall indemnify BNYM for all Loss BNYM suffers or incurs as a result of or in connection with any Compliance Failure, including without limitation any Loss suffered or incurred as a result of seeking in good faith to respond in a reasonable manner to the Compliance Failure. In addition to any fees and reimbursement of expenses that BNYM may be entitled to under this provision, in the event BNYM performs any services in connection with Compliance Failures BNYM shall be entitled to be paid fees for such services at the rate set forth in the fee agreement between the parties, or if no applicable fee is set forth therein, at commercially reasonable rates, and to a reimbursement of all reasonable expenses incurred in connection with such services, and the applicable Fund shall pay BNYM such fees and reimburse BNYM for such expenses upon being invoiced.

(C) Each Fund shall be the "holder" under all Unclaimed Property Laws, as that term is defined therein, and BNYM shall act solely as agent of each Fund in performing the Unclaimed Property Services. Each Fund hereby authorizes BNYM to sign reports, to sign letters, to communicate with government representatives, current and former shareholders and other appropriate third parties and otherwise to act in all manners on behalf of and in the name of the Fund and to utilize all tax identification numbers or other appropriate identifying numbers or data of a Fund ("Identification Data") in the scope and manner BNYM reasonably determines to be appropriate to perform the Unclaimed Property Services, including for clarification utilizing the Identification Data associated with each specific portfolio of the Fund (including each class, series, tier or other subdivision of a portfolio, if any) for reporting purposes if such is determined to be appropriate based on an Unclaimed Property Law. Each Fund agrees to execute and deliver to BNYM all documentation or instruments reasonably requested by BNYM to evidence such authorization but agrees that the authority of BNYM to act on behalf of and in the name of the Fund as described above and to use the Identification Data shall not be diminished or revoked by the absence of such documentation or instruments, and the Fund irrevocably releases BNYM from any and all Claims against BNYM on the grounds of absence of such authority. This Section shall survive any termination of the Agreement.

(D) Each Fund agrees, upon the reasonable request of BNYM, to:

(A) execute and deliver to BNYM in a timely manner any reports, forms, documents and instruments reasonably determined by BNYM to be appropriate in connection with its performance the Unclaimed Property Services;

(B) respond in a timely manner to requests from BNYM for information and requests to review information or reports related to the Unclaimed Property Services; and

(C) Provide sufficient letterhead paper of the Fund or its electronic letterhead template for use by BNYM in communications related to the Unclaimed Property Services.

(E) Each Fund agrees that upon any termination of the Agreement it will cause all property held in bank accounts maintained by BNYM for or on behalf a Fund, and all property held in Fund shareholder accounts maintained by BNYM on the Fund's behalf, to be transferred to the Fund’s Investment Advisor or to a successor service provider and BNYM may condition completion of Conversion Actions on the completion of arrangements reasonably satisfactory to BNYM for such transfers.

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Investor Services:

a.	Upon direction of the Fund, obtain the Fund’s net asset value from BNYM-AIS’ internal fund accounting department and furnish to Subscribers in the Fund, their advisors and other interested parties, as applicable;
b.	Confirm investment and/or subscription by Subscribers;
c.	Act as registrar and transfer agent with respect to the Shares and, as such, maintain the Fund’s register and enter on such register all issues, transfers and repurchases of Shares in the Fund;
d.	Coordinate with Investment Advisor to distribute quarterly Fund tender offer letters, calculate repurchase amounts, confirm bank account and wire information, make distributions and confirm distributions with Subscribers;
e.	Mail completed 1099s (including cost basis reporting when required by regulation") to investors in the Fund and other interested parties;
f.	Prepare and mail quarterly statements and/or shareholder letters, and mail annual prospectus update, to Subscribers, brokers and other interested parties as directed by Investment Advisor;
g.	Provide, or arrange for the provision of, printing, copying, and mail merge services as may be agreed to by the parties;
h.	Provide quarterly investor statements as directed by Investment Advisor;
i.	Furnish such information from time to time as may be required by the Fund;
j.	Procure the establishment of such bank, brokerage or other accounts to facilitate the provision of investor services to the Fund under this Agreement, or as may be necessary or advisable in connection therewith, which accounts may be established with its affiliated banks. The Fund agrees that BNYM and such affiliated banks may receive interest or investment income and other benefits from the transitional balances in such accounts. For the avoidance of doubt, BNYM shall have no responsibilities or duties hereunder with respect to any investor due diligence or anti-money laundering obligations of the Fund;
k.	Provide assistance to the Fund with respect to the Fund's collection of IRS Form W-8s of non-resident alien accounts or Form W-9s of uncertified accounts, as applicable, and upon direction of the Fund, update account tax status with updated Subscriber information to reflect any applicable tax backup withholding with respect to any payments to such Subscriber;
l.	Track holdbacks and redemption fees as needed;
m.	As directed by the Fund, remit amounts to the Fund’s distributors; and
n.	Provide the following AML Services:

(i) Subscriber Identification and Verification: The following information will be obtained with respect to each Subscriber:

(a) Natural Persons

•	Full name (i.e., no initial for a first name);
•	Full residence address, including apartment number and standardized country code;

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•	Nationality;
•	Occupation
•	Social security number (U.S. Persons) and a photocopy of the Subscriber’s passport or driver’s license bearing a photograph and signature to verify the Subscriber’s identity and nationality;
•	Information regarding the legal capacity in which the Subscriber is acting (i.e., on his or her own behalf, or on behalf of another person or legal entity);
•	Information regarding the identity of any ultimate beneficial owners of the Shares, if applicable; and
•	Identification of the source of the Subscriber’s (or, if the Subscriber is acting on behalf of another person or legal entity, such third party’s) funds, including (1) the name and address of the remitting financial institution, name and address of the Subscriber and the Subscriber’s account number, and (2) a statement of what transaction or business generated the funds.

(b) Legal Entities

•	Full legal name;
•	Type of entity;
•	Description of business;
•	Jurisdiction in which organized;
•	Registered address;
•	Business address;
•	Taxpayer Identification Number (U.S. entities) or equivalent;
•	Copy of Organizational Documents;
•	List/register of directors; and
•	Identification of the source of the Subscriber’s (or, if the Subscriber is acting on behalf of another person or legal entity, such third party’s) funds, including (1) the name and address of the remitting financial institution, name and address of the Subscriber and the Subscriber’s account number, and (2) a statement of what transaction or business generated the funds.

In addition to, any of the Subscriber identification information set forth in (a) or (b) above, BNYM-AIS may obtain and rely upon a letter of reference from a local office of a bank or brokerage firm that is incorporated, or has its principal place of business located, in a Financial Action Task Force on Money Laundering (FATF) Country certifying that the prospective Subscriber maintains an account at such bank or brokerage firm and containing a statement affirming the prospective investor’s identity (a sample Letter of Reference is attached hereto as Exhibit C).

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BNYM-AIS’s review of such information shall include: an examination of the subscription agreement and other identification documents provided by the Subscriber to determine if the same has been completed, but without verifying the same except as set forth above. Any inability on the part of BNYM-AIS to obtain or verify the information as set forth above shall be reported to the Fund’s Money Laundering Reporting Officer or equivalent (as identified by the Fund to BNYM-AIS from time to time) for further disposition.

(ii) OFAC and Other Verifications

BNYM-AIS shall verify that each Subscriber is not (a) a designated national and blocked person as identified on the most recently updated U.S. Department of Treasury Office Foreign Assets Control (OFAC) List, or (b) a senior foreign political figure, its immediate family members and close associates, or any foreign shell bank; provided that with respect to (ii)(b) hereof, BNYM-AIS’s verifications shall be based solely upon the representations (if any) made in the subscription agreement of the Fund.

(iii) Monitoring and Reporting

The following will be monitored for significant changes or inconsistencies in the pattern of transactions by the Subscriber and a report of any such changes or inconsistencies shall be made promptly to the Fund’s Money Laundering Reporting Officer or equivalent (as identified by the Fund to BNYM-AIS from time to time) for further disposition:

•	Subscription and redemption payments
•	Frequency
•	Amount
•	Geographic origin/destination
•	Account signatories
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Exhibit C

LETTER OF REFERENCE

[Letterhead of Bank or Broker-Dealer]

To:	The Bank of New York Mellon
101 Barclay Street, 20W
New York, New York 10286

The undersigned hereby certifies, which certifications shall be deemed to be continuing, that:

1.	[insert name of institution] (the “Institution”) has established and maintains an anti-money laundering program and a customer identification program (together, the “Program”), which includes policies and procedures that require the Institution to obtain and verify information about the identity of its clients and which are reasonably designed to ensure that the Institution is not being used by any client as a conduit for money laundering or other illegal purposes;

2.	The Institution is in compliance with the Program and all anti-money laundering laws, regulations and rules in effect that are applicable to it;

3.	The Institution has verified the identity of [insert name of investor] and to the best of the Institution’s knowledge, no transaction undertaken with respect to such investor’s account(s) at the Institution is prohibited by applicable law, regulation or rule and no property held in any such account(s) is derived from any activity prohibited by applicable law, regulation or rule.

_____________________________

(Authorized Signature)

Name:

Title:

Date:

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